Exhibit 10.27

August 18, 2021

Dear Bahram:

We are excited to set forth the terms and conditions that shall govern your continued employment with Life Time, Inc. (the “Company”) serving in the position of Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”), and continuing to serve as Chairman of the Board (subject to nomination and election by the Company’s shareholders, as applicable). The terms of this offer letter shall be effective as of August 18, 2021 (the “Effective Date”), provided that, in the event the Company’s initial public offering (“IPO”) does not occur by December 31, 2021, Section 3 shall be void ab initio.

1.    Base Salary. Commencing January 1, 2022, your annual base salary will be $1,500,000, less applicable taxes, deductions and withholdings. Your base salary will be reviewed annually as part of our performance review process and may be subject to increase (but not decrease) as assessed by the Board or the Compensation Committee of the Board (the “Compensation Committee”) in its discretion (your base salary in effect as of any date, “Base Salary”).

2.    Annual Performance Bonus. Commencing with the Company’s fiscal year 2022, you will be eligible for an annual incentive bonus with a target payout of 200% of Base Salary (which equates to $3,000,000 for fiscal year 2022 based on your Base Salary for 2022) (“Target Bonus”), less applicable taxes, deductions, and withholdings. The threshold payout of the annual incentive bonus will be 50% of the Target Bonus (or 100% of your Base Salary). The maximum achievable payout of the annual incentive bonus will be 150% of the Target Bonus (or 300% of your Base Salary). The annual incentive bonus will be determined based on the achievement of Company and individual annual performance goals, determined by the Board or Compensation Committee, in consultation with you, provided that no annual bonus will be paid for any year to the extent the Company or you do not obtain the threshold performance goals for such year (as established by the Board or the Compensation Committee). You will not be eligible for an annual bonus for fiscal year 2021.

3.    Equity Grants.

(a)    IPO Award. Subject to the approval of the Board or the Compensation Committee, you will be granted on or within five days following the pricing of the IPO equity awards with a target grant date value of at least $5,000,000 as determined by the Board or Compensation Committee in its discretion, 50% of which shall be in the form of restricted stock units and 50% of which shall be in the form of stock options; provided that, to the extent the initial public offering price of the Company’s common stock in connection with the IPO is less than $25.00, the target grant date value may be adjusted as determined by the Board or the Compensation Committee in good faith. Each such award will be granted pursuant to the terms of the Company’s equity incentive plan then in effect (the “Company Equity Plan”), and an applicable award agreement, as determined by the Board or Compensation Committee. Such equity awards shall be subject to vesting over a period of four years in equal annual installments, subject to your continued service with the Company through the applicable vesting date(s).

(b)    Annual Grants. Commencing in 2022 and ending in 2024, you will, to the extent you remain the Chief Executive Officer of the Company, be eligible for annual equity awards with a target grant date value of at least $7,500,000 as determined by the Board or Compensation Committee in its discretion pursuant to the terms of the Company Equity Plan or such other plan as may be in effect at the Company for the grant of equity awards, and an applicable award agreement, as determined by the Board or Compensation Committee. Such annual grants are intended to be fifty percent (50%) in the form of restricted stock units and fifty percent (50%) in the form of stock options, subject to vesting over a period of four years in equal annual installments, subject to your continued service with the Company through the applicable vesting date(s). Notwithstanding the foregoing, all such awards shall be subject to the approval of the Board or Compensation Committee and the Board or Compensation Committee may adjust the target grant date value, form and/or vesting of such awards in good faith to the extent appropriate to take into account the Company’s business needs and/or stock price, institutional shareholder or governance considerations, shareholder outreach and/or market practice.

4.    Comprehensive Benefits. While employed with the Company, you will be eligible to participate in the same employee benefit plans as are generally available to other senior executives of the Company, as such employee benefit plans may be amended from time to time. You will receive reimbursement for business expenses on the same terms as are generally available to other senior executives of the Company. While employed with the Company and thereafter, you also will receive indemnification and liability insurance coverage on terms no less favorable than the coverage provided to any other then-current or former executive officer of the Company, as applicable.

5.    Termination of Employment. In the event you voluntarily resign your employment with the Company for Good Reason or your employment is terminated by the Company without Cause, in either case, following the three-year anniversary of the Effective Date, subject to your execution and non-revocation of a release of claims in favor of the Company in the Company’s then-applicable form (“Release of Claims”) and such Release of Claims becoming non-revocable and effective prior to the sixtieth day following the date your employment terminates and your continued compliance with that certain Non-Competition Agreement between you and the Company dated as of even date herewith (the “Non-Competition Agreement”) and any other applicable written restrictive covenant agreements in favor of the Company, you will be entitled to receive severance benefits that are at least as favorable as those generally provided to other senior executives of the Company as of the date of your termination of employment. Such severance benefits will be payable in a manner consistent with the terms generally applicable to other senior executives and in all events in accordance with Section 409A of the Code and Section 12 of this offer letter. You acknowledge and agree that, except as set forth in this Section 5, you are not entitled to any severance payments or benefits from the Company or any of its affiliates.

6.    Loan. The Company acknowledges and agrees that as an inducement for you to accept this offer letter and the terms of the Non-Competition Agreement and your agreement that you will not be entitled to severance benefits in the event of your termination of employment for any reason during the three-year period following the Effective Date and in order to comply with applicable federal securities laws, the Company terminated, pursuant to the approval by the Board and effective on August 18, 2021 (the “Loan Cancellation Date”) that certain Amended and Restated Term Loan Agreement between you and the Company, dated September 21, 2018, as amended (the “Loan Agreement”), and all principal and interest amounts owing by you under such Loan Agreement and the Term Note dated August 27, 2018, equal to an amount of $17,673,043.22, have been cancelled and discharged in full and all other obligations of you, and rights of the Company, under the Loan Agreement and the corresponding Pledge and Security Agreement between you and the Company, dated August 27, 2018, were terminated as of the Loan Cancellation Date. You acknowledge and agree that you are solely responsible for all income and withholding taxes (other than employer-paid payroll taxes) in relation to the cancellation and discharge of your obligations under the Loan Agreement and shall promptly pay to the Company all such withholding taxes.

7.     Internal Revenue Code Section 280G

(a)    Notwithstanding anything to the contrary contained in this offer letter, to the extent that any amount, equity awards or benefits paid or distributed to you pursuant to this offer letter or any other agreement, plan or arrangement between the Company or its subsidiaries or affiliates, on the one hand, and you on the other hand (collectively, the “280G Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this provision would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments shall be payable either (a) in full, notwithstanding that some or all portion of such payment may be subject to the Excise Tax or (b) in such lesser amount that would result in no portion of such 280G Payments being subject to Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income or excise taxes (including the Excise Tax) results in your receipt on an after-tax basis, of the greatest amount or benefits under this offer letter, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

(b)    Unless otherwise agreed between the parties (and in all cases subject to compliance with Code Section 409A), payments shall be reduced in the following order (i) any severance payment based on multiple of base salary and/or annual bonus; (ii) any pro rata bonus paid as severance; (iii) any other cash payments, (iv) acceleration of vesting of equity awards not subject to Q/A-24(c) of Treasury Regulation 1.280G-1; and (v) acceleration of vesting of equity awards subject to Q/A-24(c) of Treasury Regulation 1.280G-1; provided that, within any category, reductions shall be made on a pro rata basis.

(c)    All determinations required to be made under this Section 7 shall be made by a nationally recognized certified public accounting or consulting firm as may be designated by the Company and reasonably acceptable to you (such acceptance not to be unreasonably withheld, conditioned or delayed) (the “280G Advisor”), which 280G Advisor shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from the Company that there is or may be made a 280G Payment. All fees and expenses of the 280G Advisor shall be borne solely by the Company.

8.    At-Will Employment. Your employment with the Company shall be “at will,” which means that both the Company and you have the right to end your employment at any time, with or without advance notice, and with or without Cause. The at-will nature of your employment may not be modified or amended except by written agreement signed by an authorized officer of the Company, following approval by the Board or the Compensation Committee, and you.

9.     Compensation Recovery Policy. You acknowledge and agree that, to the extent the Company adopts any claw-back or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, you shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

10.    Tax Withholding. All amounts payable hereunder shall be subject to any required withholdings and deductions.

11.    Counterparts. This offer letter may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

12.    Section 409A. It is intended that all of the severance payments and other benefits and payments payable under this offer letter be exempt from the application of Code Section 409A, and if not so exempt that they comply with the provisions of Code Section 409A, and this offer letter will be construed and interpreted accordingly. For purposes of Code Section 409A, your right to receive any installment payments under this offer letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this offer letter, if you are deemed by the Company at the time of your “separation from service” (within the meaning of Code Section 409A) to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to you prior to the earliest of (a) the expiration of the six-month period measured from the date of your separation from service with the Company, (b) the date of your death or (c) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. Additionally, notwithstanding any other provisions in this offer letter, to the extent required to comply with, and avoid excise taxes and penalties under, the provisions of Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service”

within the meaning of Code Section 409A and, for purposes of any such provision of this offer letter, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. With respect to reimbursements provided to you hereunder (or otherwise) that are not exempt from Code Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement during any one of your taxable years shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

13.     Entire Agreement. This offer letter, including the referenced documents herein (including the Non-Competition Agreement), forms the entire agreement between you and the Company and replaces all prior communications or agreements on matters related to employment at the Company; provided that nothing herein supersedes or modifies the terms and conditions of any existing agreements in respect of equity awards previously granted to you.

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Sincerely,

Life Time, Inc.
By: Thomas Bergmann
Its: President and Chief Financial Officer

Accepted and Agreed as of the Effective Date:

Bahram Akradi

EXHIBIT A

For purposes of this offer letter, “Cause” means (a) commission of an act of material fraud or material dishonesty against the Company or any of its subsidiaries; (b) intentional refusal or willful failure to substantially carry out the lawful and reasonable instructions of the Board after receiving written notification of the failure from the Board (other than any such failure resulting from your Disability and excluding any failure to achieve a lawful and reasonable directive following the expenditure by you of commercially reasonable best efforts); (c) commission of, indictment for, conviction of, guilty plea or “no contest” plea to a felony or to a misdemeanor involving moral turpitude (where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking to the moral sense of the community); (d) gross misconduct in connection with the performance of your duties; (e) improper disclosure of confidential information, which use or disclosure causes or could reasonably be expected to cause material harm to the Company or any of its subsidiaries; (f) failure to reasonably cooperate with the Company or any of its subsidiaries in any investigation or formal proceeding; or (g) your material breach of this offer letter, the Non-Competition Agreement or any other written agreement or arrangement with the Company or any of its subsidiaries. Prior to termination for Cause, to the extent any grounds for Cause are curable and the provision of a cure period will not adversely affect the business, finances, reputation or good will of the Company or any of its subsidiaries, the Company shall provide 30 days prior written notice of the grounds for Cause, and give you an opportunity within (and including all of) those 30 days to cure the alleged grounds. If the grounds are substantially cured during such period (as reasonably determined by the Board in good faith), Cause will not exist on account of such grounds. No act or failure to act on your part shall be considered “willful” unless the Company reasonably and in good faith determines it is done, or omitted to be done, in bad faith or without reasonable belief that your act or omission was in the best interests of the Company. Without limitation, any act, or failure to act, based upon express direction given pursuant to a resolution duly adopted by the Board with respect to such act or omission, or based upon the reasonable advice of legal counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

For purposes of this offer letter, “Disability” means your inability to perform on a full-time basis the duties and responsibilities of your employment with the Company by reason of your illness or other physical or mental impairment or condition, as determined by a physician mutually acceptable to you and the Company, if such inability continues for an uninterrupted period of 90 days or more during any 365-day period. A period of inability shall be “uninterrupted” unless and until you return to full-time work from the above-referenced leave for a continuous period of at least 180 days, excluding vacation days or sick days taken for reasons unrelated to the illness or other physical or mental impairment or condition necessitating the above-referenced leave.

For purposes of this offer letter, a resignation for “Good Reason” means your resignation following the occurrence, without your express, written consent, of one or more of the following conditions (whether by a single action or a series of actions): (a) a material reduction by the Company in your title, duties, responsibilities, or authority as Chief Executive Officer of the

Company; (b) a material reduction by the Company of your annual base salary or Target Bonus, other than as part of a reduction affecting all or substantially all of the Company’s senior leadership team; or (c) the Company’s material breach of this offer letter. Notwithstanding the foregoing, you shall not be deemed to have “Good Reason” under this offer letter unless you provide written notice to the Company of the event or condition giving rise to Good Reason within 30 days after its initial occurrence, such event or condition continues to exist on the 30th day following your provision of such notice to the Company (the “Cure Period”) and your resignation is effective within 30 days following the end of the Cure Period.